Exhibit 99.2

Sanchez Energy Announces Upsize and Pricing of
Private Offering of $200 Million in Senior Notes

HOUSTON, TEXAS — SEPTEMBER 13, 2013 — Sanchez Energy Corporation announced today that it has priced its private offering to eligible purchasers of $200 million in aggregate principal amount of 7.750% senior notes due 2021 at an issue price of 96.5% of the principal amount of the notes.  The offering was upsized from the previously announced $150 million aggregate principal amount and is expected to close on September 18, 2013, subject to customary closing conditions. The notes will be issued under the indenture governing Sanchez Energy’s outstanding 7.75% senior notes due 2021 and will become part of the same series as such outstanding notes. Sanchez Energy intends to use the net proceeds from this offering to partially fund the previously announced Wycross acquisition, to fund a portion of its 2013 and preliminary 2014 capital budget, which is primarily focused on the Eagle Ford Shale, and for general corporate purposes, including working capital.

The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Sanchez Energy plans to offer and issue the securities only to qualified institutional buyers as defined in Rule 144A of the Securities Act and to persons outside the United States pursuant to Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SOURCE Sanchez Energy Corporation